Exhibit 99.1

Contact:
Investors:
Tina Klocke
Build-A-Bear Workshop
314-423-8000 x5210
Tinak@buildabear.com

Media:
Jill Saunders,
Build-A-Bear Workshop
314.423.8000 x5293
Jills@buildabear.com

Build-A-Bear Workshop, Inc.
Names Braden Leonard
To its Board of Directors

ST. LOUIS (April 28, 2011) - Build-A-Bear Workshop, Inc. (NYSE: BBW), the interactive retailer of customized stuffed animals, announced today that Braden M. Leonard has been appointed to the Company’s Board of Directors.

Mr. Leonard, 40, will serve on the Nominating and Corporate Governance Committee of the Board effective immediately.  With Mr. Leonard’s appointment, the Build-A-Bear Workshop® Board will have nine members, eight of whom, including Mr. Leonard, are deemed independent by the Board under New York Stock Exchange rules and other applicable regulations.

As previously announced, Katherine Savitt has announced her intention to resign from the Board due to increased time commitment associated with her role as Chief Executive Officer of Lockerz, LLC. Ms. Savitt’s resignation is effective on May 12, 2011, the date of the Build-A-Bear Workshop 2011 Annual Meeting of Stockholders, and with her resignation the Board will have eight members, seven of whom are deemed independent.

Mr. Leonard is the Managing Member and founder of BML Capital Management, LLC, which is the General Partner of BML Investment Partners, L.P., a concentrated value oriented investment fund.  Mr. Leonard has held that position since 2004.  At BML, Mr. Leonard is responsible for research, capital allocation, and all investment decisions.  From 1995 through 2003, Mr. Leonard was an equity trader for a proprietary trading firm, ETG, LLC.  Mr. Leonard has a bachelor’s degree in accounting from Purdue University.

“We are pleased to have Brad join our Board. Through BML Investment Partners, Brad is our second largest shareholder and shares our enthusiasm for our business.  We believe Brad’s financial and business acumen complements the strengths of our existing Board and will be of great value to us as we position Build-A-Bear Workshop for profitable growth,” said Maxine Clark, founder, chairman and chief executive bear of Build-A-Bear Workshop.

“It is an honor to have been asked to join the Build-A-Bear Workshop Board of Directors.  I believe strongly in the company and I am excited about the opportunity,” said Mr. Leonard.

About Build-A-Bear Workshop, Inc.
Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. The company currently operates more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, and Mexico. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at Bearville.com™. The company was named to the FORTUNE 100 Best Companies to Work For® list for the third year in a row in 2011. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $401.5 million in fiscal 2010. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web site at buildabear.com®.

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